Walgreen Co. Webcast
First Quarter Ending Nov. 30, 2003

Jan. 5, 2004

Hello, and happy new year! Welcome to Walgreens audio webcast for the first quarter ending Nov. 30, 2003. I’m Rick Hans, Walgreens Director of Finance, and I’d like to thank you for tuning in. We invite you to use this information in conjunction with the press release and other financial information posted on our web site.

Safe Harbor Language

Before we begin, I’d like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see page 4 of our Form 10-K, dated August 31, 2003, for a discussion of factors as they relate to forward-looking statements.

[Preliminary and unaudited]

Sales and Earnings

Today we announced another quarter of both record sales and profits. The momentum in front-end sales we’ve experienced since last summer continued, helping us achieve a 16.5 percent sales increase to $8.7 billion for the quarter ended Nov. 30. Net earnings, meanwhile, climbed 10.1 percent to $254.9 million or 25 cents per share, diluted. Excluding a pre-tax gain last year from litigation settlements of $16.7 million or 1 cent per share, diluted, earnings rose 15.2 percent from last year’s $221.2 million or 21 cents per share, diluted.

Comparable sales

Taking a closer look at our sales, total comparable store sales – for stores open more than a year – were up 11.9 percent in the quarter, while front-end comparable store sales rose 7.5 percent.

Pharmacy sales climbed 18.7 percent overall and 14.7 percent on a comparable store basis in the quarter. Much was made earlier this year about a slowdown in industrywide prescription growth. But we stressed that while growth may have moderated in the short-term, this remains a very good industry to be in over the long term. And we firmly believe that today, with an aging population, innovative new drugs and the new Medicare legislation contributing to more prescription demand. The long-term outlook is strong. And even in the short term, we’re posting aggressive prescription growth numbers.

With only 8 percent of the drugstores in the U.S. but 13 percent of the retail prescription market, our opportunities are wide open, which is why we have 450 new stores planned for this fiscal year. We opened 85 new stores in the first quarter, bringing our store count as of Nov. 30 to 4,291, a net increase of 337 stores from the same period a year ago.

SG&A and Gross Profit Margins

Now I’d like to review our gross profit and expense numbers. Gross profit margins decreased 29 basis points compared to the year ago quarter to 26.37 percent. Gross margins were hurt by the shift in our total sales mix to more prescription revenue and from fewer new generic prescription products hitting the market. Also, more promotional activity in our front-end business resulted in lower margins among those items.

On the expense side, selling, general and administration expenses decreased by 22 basis points compared to a year ago, to 21.73 as a percent to sales. SG&A was helped as we spread fixed costs over a larger store base.

Gross profit margins and SG&A were both affected this quarter by a new mandated accounting guideline that we adopted in January 2003. The guideline is from the Emerging Issues Task Force and is known as Issue No. 02-16. The guideline requires vendor allowances to be treated as a reduction of inventory cost unless specifically identified as reimbursement for other expenses. Any vendor allowances received in excess of those expenses also should be treated as a reduction of inventory cost.

The new EITF guideline increased our gross profit margins by 12 basis points. And it caused an 18-basis point increase in our SG&A for the quarter, although I’ll emphasize again, overall we were able to decrease our SG&A by 22 basis points.

The net effect of the EITF guideline decreased our operating margin by 6 basis points.

Tax Rate

The effective annual tax rate was lowered a quarter-percentage point from 37.75 percent to 37.5 percent.

From the Balance Sheet and Statements of Cash Flows

The consolidated balance sheet and statements of cash flows can be found at investor.walgreens.com, under the tab, "Financials." Cash increased from $294 million at the end of last year’s first quarter to $868 million at the end of this year’s first quarter.

LIFO inventories were $4.839 billion, a 17.0 percent increase from the year ago quarter and a slightly higher increase than our sales in the quarter. But we’re willing to make that tradeoff in the short term to ensure we have good in-stock conditions in our stores. We bought merchandise in anticipation of a strong holiday season and an early, potent flu season. We’re confident that system enhancements rolling out this year will reduce our inventory while improving in-stock conditions even more.

Two other numbers I’d like to highlight from the balance sheet are accounts receivable, which increased 9.9 percent, and accounts payable, which increased 27.4 percent. When accounts receivable grows slower than sales and accounts payable grows faster than sales, cash flow is going to benefit. And that’s what happened this quarter – to our advantage.

Wrapup

We’re off to another strong start in fiscal 2004, which we anticipate will be our 30th consecutive year of record sales and earnings. Front-end sales are continuing their upward climb, a fast start to the flu season is driving sales of cough/cold products and holiday season sales were their strongest in recent years.

To build our business, we’ll continue focusing on our customers, whether it’s through customer service initiatives or taking a stand to ensure pharmacy patients have the choice of filling their prescriptions either at their neighborhood pharmacy or through the mail.

Providing this choice is the right thing to do for our patients, and we’ll do everything we can to protect that choice. This includes, as we announced last month, no longer accepting any new insurance plans that require patients to order 90-day maintenance medications through the mail.

I’ll emphasize again that this stand is pro-consumer, and not anti-mail. We operate our own mail-service pharmacies, which are a fast-growing business for us. Obviously, we think mail is a good option for some patients.

But we want to ensure mail service remains only an option and doesn’t become a requirement. We think our pharmacy patients deserve that choice.

Walgreens Health Initiatives, our pharmacy benefit manager, offers a cost-saving solution to insurance plans that’s an alternative to mandatory mail service. Our retail pharmacy service for 90-day maintenance medications, called Advantage90, gives patients the alternative to mail service that some of them want, while providing cost-savings for the plan. It meets the needs of everyone involved, and insurance plans have given us a very good response to this program. Other PBMs are developing similar programs, and we believe all PBMs will do so in the future.

Thank you for listening. Our next earnings announcement, for the second quarter of fiscal 2004, is scheduled for March 22nd. Once again, thanks for being a Walgreen shareholder, and remember, "You’re Always Welcome at Walgreens!"

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